Exhibit 99

News
PPG Media Contact:
Mark Silvey
Corporate Communications
+1-412-434-3046
silvey@ppg.com

PPG Investor Contact:
John Bruno
Investor Relations
+1-412-434-3466
jbruno@ppg.com
investor.ppg.com

PPG reports third quarter 2022 financial results
•Record third quarter net sales of $4.5 billion, up about 8% in constant currencies
•Organic sales growth of more than 9% driven by higher selling prices, which are up 18% on a two-year stacked basis
•Reported earnings per diluted share from continuing operations (EPS) of $1.39 and adjusted EPS of $1.66
•Inflationary cost pressures persisted with raw material cost inflation of nearly 40% on two-year stack; energy costs continue to rise
•Expect improving pace of year-over-year segment operating margin recovery in fourth quarter and into 2023

PITTSBURGH, Oct 19, 2022 – PPG (NYSE:PPG) today reported financial results for the third quarter 2022.
Third Quarter Consolidated Results

$ in millions, except EPS	3Q 2022	3Q 2021	Y-O-Y change
Net sales*	$4,468	$4,372	+2%
Net income	$329	$344	-4%
Adjusted net income**	$393	$406	-3%
EPS	$1.39	$1.43	-3%
Adjusted EPS**	$1.66	$1.69	-2%

*Components of year-over-year net sales change: higher selling prices (+12%), lower sales volumes (-3%), divestiture-related sales and the wind down of Russia operations (-1%), unfavorable foreign currency translation (-6%)
**Detailed reconciliations of the reported to the adjusted figures are included below

Chairman and CEO Comments
Michael H. McGarry, PPG chairman and chief executive officer, commented on the quarter:

We achieved record sales in the third quarter driven by continued selling price realization, resulting in more than a 12% increase in selling prices versus the third quarter 2021 and an 18% increase on a two-year stacked basis. However, as we previously communicated, sales volumes were impacted by further softening demand in Europe and less sequential quarterly demand recovery in China than was expected due to a resumption of certain pandemic-related restrictions. These factors, along with worsening foreign currency translation impacts, caused our sales growth to be lower than anticipated at the beginning of the quarter.

The higher year-over-year sales were aided by record sales in our PPG Comex and global automotive refinish businesses. In addition, both the aerospace and automotive original equipment manufacturer (OEM) coatings businesses delivered double-digit percentage sales volume gains, though demand in both industries remains well below pre-pandemic levels. Overall supply chain disruptions continued to broadly ease throughout the quarter; however, a few lingering short-supplied raw materials had impacts across several businesses. At quarter-end, the automotive refinish and aerospace coatings businesses continued to have much larger than traditional order backlogs totaling about $200 million.

Looking ahead, normal seasonal demand trends are anticipated in the fourth quarter. In addition, economic activity is forecasted to remain soft in Europe and China, and demand for architectural do-it-for-yourself (DIY) paint products is likely to continue to weaken on a global basis. Due to the reduced economic activity, an additional cost restructuring program is now underway focused on fast payback actions targeting $70 million of annualized savings upon full implementation. We continue to expect our business portfolio to prove more resilient in the coming quarters as several of our larger businesses, including automotive OEM and aerospace coatings, are anticipated to deliver growth due to large supply deficits and low inventories in these end-use markets. Finally, we expect that our year-over-year operating margins will improve in the fourth quarter and into 2023 as we work to restore our historical margin profile through our actions to fully offset inflation and manage our costs.

Lastly, I want to thank our global employees who demonstrate The PPG Way every day by continuing to overcome unexpected challenges to provide our customers across the world with the products and excellent service they rely on.

Third Quarter 2022 Reportable Segment Financial Results
•Performance Coatings segment

$ in millions	3Q 2022	3Q 2021	Y-O-Y change
Net sales	$2,705	$2,758	-2%
Segment income	$362	$408	-11%
Segment income %	13.4%	14.8%
Sales volumes			-6%
Selling prices			+11%
Divestitures and wind down of Russia			-1%
Foreign currency translation			-6%

Performance Coatings net sales decreased due to lower sales volumes, the impact of divestitures, the wind down of business in Russia, and unfavorable foreign currency translation impacts. These items were partially offset by selling price increases in all businesses.

Supply chain disruptions continued to moderate during the quarter, albeit with some remaining challenges. Most notably, disruptions continued to impact the automotive refinish and aerospace coatings businesses. As expected, demand for architectural coatings DIY products in Europe remained soft due to decreased consumer confidence and customer inventory destocking stemming from current geopolitical issues. Sales volumes in the U.S. architectural coatings business were also impacted by weaker DIY demand, which offset positive trends related to our recently announced expanded relationship with The Home Depot® in the professional paint channel. Automotive refinish coatings organic sales grew by a mid-single-digit percentage driven by higher selling prices that were partially offset by lower sales volumes, most notably in China due to COVID-19 restrictions. Aerospace sales volumes were up more than 10% compared to third quarter 2021 as aftermarket demand continued to recover and commercial new build activity began to improve. Traffic solutions delivered organic sales growth of more than 10% compared to the prior year. Organic sales in the protective and marine coatings business grew by a low-single-digit percentage despite COVID-19 restrictions in China negatively impacting sales volumes.

Segment income was lower than the prior year mainly due to raw material, logistics, and labor cost inflation, the impact of lower sales volumes, unfavorable currency translation and increased manufacturing costs, partially offset by higher selling prices coupled with restructuring cost savings. Unfavorable foreign currency translation negatively impacted segment earnings by nearly $25 million.

•Industrial Coatings segment

$ in millions	3Q 2022	3Q 2021	Y-O-Y change
Net sales	$1,763	$1,614	+9%
Segment income	$192	$140	+37%
Segment income %	10.9%	8.7%
Sales volumes			+2%
Selling prices			+14%
Divestitures and wind down of Russia			-1%
Foreign currency translation			-6%

Industrial Coatings net sales increased due to higher selling prices across all businesses and increased sales volumes, partially offset by unfavorable foreign currency translation and the wind down of business in Russia. Automotive OEM coatings organic sales were up more than 20% due to higher selling prices and sales volumes, including record sales in Asia Pacific reflecting the company’s strong position in this region and robust retail sales in China. Automotive OEM customer production outages due to component shortages continued to impact sales in the U.S. and Europe, but moderated year-over-year. Industrial coatings organic sales were up a high single-digit percentage driven by strong selling price realization, partially offset by lower sales volumes in Europe and China due to softer industrial production activity. Packaging coatings delivered organic sales growth of about 10% led by higher selling prices and continued U.S. sales volume strength.

Segment income was higher than the prior year by $52 million mainly due to higher selling prices and improving sales volumes, partially offset by increased raw material and energy costs and foreign currency translation. Segment margins improved on a sequential quarterly basis compared to the second quarter 2022.

Additional Financial Information
•At quarter end, the company had cash and short-term investments totaling about $1.1 billion. Net debt was $5.7 billion, about $400 million lower than the end of the second quarter 2022. Inventories declined in comparison to the second quarter and the company remains focused on further reductions in the fourth quarter, including destocking higher-than-normal raw material inventories.
•Corporate expenses were about $60 million in the third quarter.
•Acquisition-related synergies and business restructuring programs delivered about $25 million of cost savings.
•The company’s reported and adjusted effective tax rates for the third quarter were about 19% and 20%, respectively.

Outlook
The company today reported the following projections for the fourth quarter 2022 based on current global economic activity and in consideration of the near-term economic uncertainty associated with the impact of geopolitical issues in Europe and the continuing pandemic:
•Aggregate sales volumes down a mid-single-digit percentage year over year
•Corporate expenses of between $55 million and $60 million
•Net interest expense of between $35 million and $40 million
•Effective tax rate of about 20%
•Reported EPS of $0.90 to $1.05
•Adjusted EPS of $1.05 to $1.20, excluding amortization expense of $0.13 and costs related to previously approved and communicated business restructuring of $0.02.

A detailed commentary and associated presentation slides related to the third quarter financial information is posted on the company’s investor relations website.

The term organic sales as used in this press release is defined as net sales excluding the impact of currency, divestitures, and the wind down of Russia operations.

PPG: WE PROTECT AND BEAUTIFY THE WORLD®
At PPG (NYSE:PPG), we work every day to develop and deliver the paints, coatings and specialty materials that our customers have trusted for nearly 140 years. Through dedication and creativity, we solve our customers’ biggest challenges, collaborating closely to find the right path forward. With headquarters in Pittsburgh, we operate and innovate in more than 75 countries and reported net sales of $16.8 billion in 2021. We serve customers in construction, consumer products, industrial and transportation markets and aftermarkets. To learn more, visit www.ppg.com.

The PPG Logo and We protect and beautify the world are registered trademarks of PPG Industries Ohio, Inc.

Additional Information
PPG will provide detailed commentary regarding its financial performance, including presentation-slide content, on the PPG Investor Center at www.ppg.com at about 4:30 p.m. ET today, October 19. The company will hold a conference call to review its third quarter 2022 financial performance on October 20, at 8:00 a.m. ET. Participants can pre-register for the conference by navigating to
https://www.netroadshow.com/events/login?show=0d492aeb&confId=42260.
The conference call also will be available in listen-only mode via Internet broadcast from the PPG Investor Center at www.ppg.com. A telephone replay will be available, October 20, beginning at approximately 10:30 a.m. ET, through November 3, at 11:59 p.m. ET. The dial-in numbers for the replay are: in the United States, 1-866-813-9403; Canada, 1-226-828-7578; UK, (Local) 0204-525-0658; international, +44-204-525-0658; passcode 120928. A Web replay also will be available shortly after the call on the PPG Investor Center at www.ppg.com, and will remain through Thursday, October 19, 2023.

Forward-Looking Statements
Statements contained herein relating to matters that are not historical facts are forward-looking statements reflecting PPG’s current view with respect to future events and financial performance. These matters within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, involve risks and uncertainties that may affect PPG’s operations, as discussed in the company’s filings with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c) or 15(d) of the Exchange Act, and the rules and regulations promulgated thereunder. Accordingly, many factors could cause actual results to differ materially from the forward-looking statements contained herein. Such factors include statements related to the expected effects on our business of COVID-19, global economic conditions, geopolitical issues in Europe, the amount of future share repurchases, increasing price and product competition by our competitors, fluctuations in cost and availability of raw materials, energy, labor and logistics, the ability to achieve selling price increases, the ability to recover margins, customer inventory levels, PPG inventory levels, the ability to maintain favorable supplier relationships and arrangements, the timing of realization of anticipated cost savings from restructuring and other initiatives, the ability to identify additional cost savings opportunities, the timing and expected benefits of potential future and completed acquisitions, difficulties in integrating acquired businesses and achieving expected synergies therefrom, economic and political conditions in international markets, the ability to penetrate existing, developing and emerging foreign and domestic markets, foreign exchange rates and fluctuations in such rates, fluctuations in tax rates, the impact of future legislation, the impact of environmental regulations, unexpected business disruptions, the unpredictability of existing and possible future litigation, including asbestos litigation, and governmental investigations. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here and in our 2021 Annual Report on Form 10-K and June 30, 2022 Form 10-Q are considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results compared with those anticipated in the forward-looking statements could include, among other things, lower sales or earnings, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, results of operations or liquidity.

All information in this release speaks only as of October 19, 2022, and any distribution of this release after that date is not intended and will not be construed as updating or confirming such information. PPG undertakes no obligation to update any forward-looking statement, except as otherwise required by applicable law.

Regulation G Reconciliation
PPG believes investors’ understanding of the company’s performance is enhanced by the disclosure of net income, earnings per diluted share from continuing operations and PPG’s effective tax rate adjusted for certain items. PPG’s management considers this information useful in providing insight into the company’s ongoing performance because it excludes the impact of items that cannot reasonably be expected to recur on a quarterly basis or that are not attributable to our primary operations. Net income, earnings per diluted share from continuing operations and the effective tax rate adjusted for these items are not recognized financial measures determined in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and should not be considered a substitute for net income, earnings per diluted share, the effective tax rate or other financial measures as computed in accordance with U.S. GAAP. In addition, adjusted net income, adjusted earnings per diluted share and the adjusted effective tax rate may not be comparable to similarly titled measures as reported by other companies.

Regulation G Reconciliation - Net Income and Earnings per Diluted Share
($ in millions, except per-share amounts)

	Third Quarter 2022		Third Quarter 2021
	$	EPS(a)	$	EPS(a)
Reported net income from continuing operations	$329	$1.39	$344	$1.43
Acquisition-related amortization expense	30	0.13	35	0.15
Business restructuring-related costs, net(b)	34	0.14	(18)	(0.08)
Transaction-related costs(c)	—	—	33	0.14
Impairment and other related charges, net(d)	—	—	12	0.05
Adjusted net income from continuing operations, excluding certain items	$393	$1.66	$406	$1.69

	Third Quarter 2022			Third Quarter 2021
	Income Before Income Taxes	Tax Expense	Effective Tax Rate	Income Before Income Taxes	Tax Expense	Effective Tax Rate
Effective tax rate, continuing operations	$418	$79	18.9%	$441	$96	21.8%
Acquisition-related amortization expense	40	10	24.6%	46	11	24.6%
Business restructuring-related costs, net(b)	45	11	25.4%	(25)	(7)	29.9%
Transaction-related costs(c)	—	—	—%	43	10	24.9%
Impairment and other related charges, net(d)	—	—	—%	21	6	29.2%
Adjusted effective tax rate, continuing operations, excluding certain items	$503	$100	19.9%	$526	$116	22.1%
(a)Earnings per diluted share is calculated based on unrounded numbers. Figures in the table may not recalculate due to rounding.
(b)Included in business restructuring-related costs, net are business restructuring charges, accelerated depreciation of certain assets and other related costs, offset by releases related to previously approved programs and a $34 million gain on the sale of certain assets in the third quarter 2021 in connection with the Company’s manufacturing footprint consolidation plans and associated restructuring programs. This gain is included in Other income, net in the condensed consolidated statement of income.
(c)Transaction-related costs include advisory, legal, accounting, valuation, other professional or consulting fees, and certain internal costs directly incurred to effect acquisitions, as well as similar fees and other costs to effect disposals not classified as discontinued operations. These costs are included in Selling, general and administrative expense in the condensed consolidated statement of income. Transaction-related costs, net also includes the impact for the step up to fair value of inventory acquired in certain acquisitions, which are included in Cost of sales, exclusive of depreciation and amortization in the condensed consolidated statement of income.
(d)An impairment charge was recorded in the third quarter 2021 related to the previously planned sale of certain smaller entities in non-strategic regions. Net loss of $12 million is attributable to PPG and net loss of $3 million is attributable to noncontrolling interests.

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME (unaudited)
(All amounts in millions except per-share data)
	Three Months Ended September 30		Nine Months Ended September 30
	2022	2021	2022	2021
Net sales	$4,468	$4,372	$13,467	$12,612
Cost of sales, exclusive of depreciation and amortization	2,821	2,733	8,473	7,594
Selling, general and administrative	931	950	2,887	2,796
Depreciation	95	100	296	286
Amortization	40	46	125	126
Research and development, net	110	114	340	323
Interest expense	46	30	114	91
Interest income	(14)	(7)	(34)	(19)
Impairment and other related charges, net	—	21	230	21
Business restructuring, net	36	—	36	(21)
Other income, net	(15)	(56)	(62)	(118)
Income before income taxes	$418	$441	$1,062	$1,533
Income tax expense	79	96	252	370
Income from continuing operations	339	345	810	1,163
Loss from discontinued operations, net of tax	—	—	(2)	—
Net income attributable to the controlling and noncontrolling interests	$339	$345	$808	$1,163
Net income attributable to noncontrolling interests	(10)	(1)	(20)	(10)
Net income (attributable to PPG)	$329	$344	$788	$1,153

Amounts attributable to PPG:
Income from continuing operations, net of tax	$329	$344	$790	$1,153
Loss from discontinued operations, net of tax	—	—	(2)	—
Net income (attributable to PPG)	$329	$344	$788	$1,153

Earnings per common share (attributable to PPG)
Income from continuing operations, net of tax	$1.40	$1.45	$3.34	$4.85
Loss from discontinued operations, net of tax	—	—	(0.01)	—
Net income (attributable to PPG)	$1.40	$1.45	$3.33	$4.85

Earnings per common share (attributable to PPG) - assuming dilution
Income from continuing operations, net of tax	$1.39	$1.43	$3.33	$4.81
Loss from discontinued operations, net of tax	—	—	(0.01)	—
Net income (attributable to PPG)	$1.39	$1.43	$3.32	$4.81

Average shares outstanding	235.5	237.9	236.2	237.7

Average shares outstanding - assuming dilution	236.6	239.8	237.5	239.5

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS HIGHLIGHTS (unaudited)
($ in millions)
	Nine Months Ended September 30
	2022	2021
Cash from operating activities - continuing operations	$376	$1,106
Cash used for investing activities:
Capital expenditures	$368	$220
Business acquisitions, net of cash balances acquired	$43	$2,137
Financing activities:
Dividends paid on PPG common stock	$424	$396

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET HIGHLIGHTS (unaudited)
($ in millions)
	September 30	December 31	September 30
	2022	2021	2021
Current assets:
Cash and cash equivalents	$1,029	$1,005	$1,216
Short-term investments	60	67	88
Receivables, net	3,541	3,152	3,382
Inventories	2,411	2,171	2,249
Other current assets	449	379	365
Total current assets	$7,490	$6,774	$7,300

Current liabilities:
Short-term debt and current portion of long-term debt	$314	$9	$704
Accounts payable and accrued liabilities	4,299	4,392	4,378
Current portion of operating lease liabilities	178	192	194
Restructuring reserves	135	173	187
Total current liabilities	$4,926	$4,766	$5,463

Long-term debt	$6,478	$6,572	$6,092

PPG OPERATING METRICS (unaudited)
($ in millions)
	September 30	December 31	September 30
	2022	2021	2021
Operating Working Capital (a)	$2,994	$2,298	$2,671
As a percent of quarter sales, annualized	16.8%	13.7%	15.3%

(a) Operating working capital includes: (1) receivables from customers, net of allowance for doubtful accounts, (2) FIFO inventories and (3) trade liabilities.

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BUSINESS SEGMENT INFORMATION (unaudited)
($ in millions)
	Three Months Ended September 30		Nine Months Ended September 30
	2022	2021	2022	2021
Net sales
Performance Coatings	$2,705	$2,758	$8,204	$7,826
Industrial Coatings	1,763	1,614	5,263	4,786
Total	$4,468	$4,372	$13,467	$12,612

Segment income
Performance Coatings	$362	$408	$1,127	$1,248
Industrial Coatings	192	140	488	575
Total	$554	$548	$1,615	$1,823

Items not allocated to segments
Corporate	(59)	(45)	(166)	(149)
Interest expense, net of interest income	(32)	(23)	(80)	(72)
Impairment and other related charges, net (Note A)	—	(21)	(230)	(21)
Business restructuring-related costs, net (Note B)	(45)	25	(67)	40
Transaction-related costs (Note C)	—	(43)	(10)	(81)
Environmental remediation charges	—	—	—	(26)
Expenses incurred due to natural disasters (Note D)	—	—	—	(17)
Change in allowance for doubtful accounts related to COVID-19	—	—	—	14
Income from legal settlements	—	—	—	22
Income before income taxes	$418	$441	$1,062	$1,533

Note A:
In the first quarter 2022, the Company recorded impairment and other related charges due to the wind down of the company’s operations in Russia. In the second quarter 2022, the Company released a portion of the previously established reserves for Receivables and Inventories due to the collection of certain trade receivables and the realization of certain inventories. In the third quarter 2021, an impairment charge was recorded related to the previously planned sale of certain smaller entities in non-strategic regions.
Note B:
Included in business restructuring-related costs, net are business restructuring charges, accelerated depreciation of certain assets and other related costs, offset by releases related to previously approved programs and a $34 million gain on the sale of certain assets recognized in the third quarter 2021 in connection with the Company’s manufacturing footprint consolidation plans and associated restructuring programs. This gain is included in Other income, net in the condensed consolidated statement of income.

Note C:
Transaction-related costs include advisory, legal, accounting, valuation, other professional or consulting fees, and certain internal costs directly incurred to effect acquisitions, as well as similar fees and other costs to effect disposals not classified as discontinued operations. These costs are included in Selling, general and administrative expense in the condensed consolidated statement of income. Transaction-related costs also include losses on the sale of certain assets, which are included in Other income, net in the condensed consolidated statement of income, and the impact for the step up to fair value of inventory acquired in certain acquisitions, which are included in Cost of sales, exclusive of depreciation and amortization in the condensed consolidated statement of income.
Note D:
In early 2021, a winter storm damaged a southern U.S. factory supporting the Company's specialty coatings and materials business as well as other Company factories in the southern U.S. Incremental expenses incurred due to this storm included costs related to maintenance and repairs of damaged property, freight and utility premiums and other incremental expenses directly related to the impacted areas.